EXHIBIT 11.1
STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                PROFFITT'S, INC. AND SUBSIDIARIES
            (in thousands, except per share amounts)

                                           THREE MONTHS ENDED
                                          APRIL 29,    APRIL 30,
                                            1995         1994

PRIMARY:

  Average shares outstanding                10,076       9,446
  Net effect of dilutive stock
    options - based on the treasury
    stock method using average
    market price                                85         149
                                         ---------     -------
     Total                                  10,161       9,595
                                         =========     =======


  Net income                             $   2,802     $   400
  Less preferred stock dividends              (488)       (181)
                                         ---------     -------

  Net income available to common
    shareholders                         $   2,314     $   219
                                         =========     =======

  Primary earnings per common share      $    0.23     $  0.02
                                         =========     =======

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                    EXHIBIT 11.1 (continued)
STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                PROFFITT'S, INC. AND SUBSIDIARIES
            (in thousands, except per share amounts)

                                            THREE MONTHS ENDED
                                          APRIL 29,    APRIL 30,
                                            1995         1994

FULLY DILUTED:

  Average shares outstanding               10,076        9,446
  Net effect of dilutive stock
    options - based on the treasury
    stock method using period-end
    market price if higher than
    average price                              90          149
  Assumed conversion of 4.75%
    subordinate debenture                   2,020        2,020
  Assumed conversion of preferred
    stock                                   1,422          521
                                        ---------     --------
     Total                                 13,608       12,136
                                        =========     ========


  Income before interest adjustment $ 2,802 $ 400 Add 4.75% convertible subordinated debenture interest, net of
    federal income tax effect                 625          625
                                        ---------     --------
  Adjusted net income                   $   3,427     $  1,025
                                        =========     ========

  Fully diluted earnings per
    common share                        $    0.25     $   0.08
                                        =========     ========


     Note/For each period shown, the fully diluted earnings per common share calculation is anti-dilutive, and therefore, no fully diluted presentation is needed.